Pricing Supplement No. 3                             Filing under Rule 424(b)(3)
Dated October 29, 1998                               Registration No. 33-84536
(Prospectus dated January 30, 1996 and
Prospectus Supplement dated March 20, 1997)

                                   $90,000,000
                              CAMDEN PROPERTY TRUST
                           Medium-Term Notes, Series A
                                 Fixed Rate Note

Principal amount:                                   $90,000,000        Floating Rate Notes:             N/A
Interest Rate (if fixed rate):                      7.23%              Interest rate basis:             N/A
Stated Maturity:                                    October 29, 2000           Commercial Paper Rate:
Specified Currency:                                 U.S. Dollar                Prime Rate:
Applicable Exchange Rate (if any):                  N/A                        LIBOR:
   U.S. $1.00 =                                     N/A                        Treasury Rate:
Issue price (as a percentage                                                   CD Rate:
   of principal amount):                            Varying amounts            Federal Funds Rate:
Selling Agent's commission (%):                     N/A                        Other:
Purchasing Agent's discount (%):                    0.25%              Index Maturity:                  N/A
Net proceeds to the Company (%):                    99.75%*            Spread:                          N/A
Settlement date (original                                              Spread Multiplier:               N/A
   issue date):                                     October 29, 1998   Maximum Rate:                    N/A
Redemption Commencement                                                Minimum Rate:                    N/A
   Date (if any):                                   October 29, 1998   Initial Interest Rate:           N/A
Interest Determination Date(s):                     N/A                Interest Reset Date(s):          N/A
Calculation Date(s):                                N/A                Interest Determination Date(s):  N/A
Interest Payment Dates:                             March 15 &         Calculation Date(s):             N/A
                                                    Sept. 15           Interest Payment Date(s):        N/A
Regular Record Dates:                               March 1 &          Regular Record Date(s):          N/A
                                                    Sept. 1
Agents Capacity:                                    Agent

        Redemption prices (if any): means an amount equal to the sum of (i) 100% of the unpaid principal amount to be redeemed, (ii) a Make Whole Amount (as further described in the Prospectus Supplement), and (iii) accrued interest to the date of redemption.

        Additional terms:

        As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Notes (as defined in the Prospectus Supplement) which have been sold (including the Notes to which this Pricing Supplement relates) is $90,000,000 "N/A" as used herein means "Not Applicable." "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."

        * JP Morgan as Principal purchased a portion ($10,000,000) of the $90,000,000 at a rate of 99.90%. JP Morgan's total commitment was $48,000,000.

                               Merrill Lynch & Co.
                            JP Morgan Securities Inc.